Exhibit 99.1

NEWS RELEASE

CONTACT: Janine Orf (314) 275-3680

FOR IMMEDIATE RELEASE

PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2008

Highlights:

•	Announced agreement to acquire Magnum Coal; regulatory, financing & integration activities are underway

•	Announced new joint venture agreement to develop Central Appalachian reserves

•	Margins per ton improved 35%

•	Coal markets continue to strengthen

•	Metallurgical coal negotiations for 2009 commencing early

ST. LOUIS, April 29 – Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended March 31, 2008.  The Company reported revenues of $284.3 million, EBITDA of $17.1 million, and a net loss of $3.1 million for the 2008 first quarter.  This compares to historical results of $269.7 million, $16.3 million, and $12.0 million for revenues, EBITDA, and net loss, respectively, in the 2007 first quarter.

After giving effect to pro forma adjustments, as explained below, 2007 first quarter revenues were $275.8 million.  Net income on a pro forma basis was $6.5 million and EBITDA was $40.7 million.  Both of these 2007 amounts were largely driven by $35.2 million in gains on property sales.  Excluding gains on property sales from the 2007 first quarter, EBITDA improved from $5.5 million on a pro forma basis in 2007 to $17.1 million in the first quarter of 2008.

Prior to November 1, the Company was wholly-owned and operated by Peabody Energy Corporation.  Patriot was spun off from Peabody, effective October 31, 2007.  This release includes historical results, as well as pro forma information showing the effects of transactions associated with the spin-off, assuming the spin-off was in effect at the beginning of 2007.  The pro forma financial statements are presented, in addition to the historical financial statements, as they are more indicative of the Company’s results on a post-spin, stand-alone basis.

 “We are pleased with the continued improvement in our operating results this quarter, especially in light of the adverse geological conditions experienced at our Federal mine.  Margins per ton at our mining operations improved 35% this quarter compared to the year-ago pro forma results, as we began to realize benefits from operational improvements our management has put in place since taking control of these assets,” said Patriot President and Chief Executive Officer Richard M. Whiting.  “With the resumption of longwall production at Federal, very strong markets in terms of volume and pricing, and the anticipated closing of the Magnum transaction this summer, we anticipate solid financial performance as we look toward the remainder of 2008.”

Financial & Operating Highlights
Tons sold in the 2008 first quarter totaled 5.1 million, down 0.7 million from the prior year.  In Appalachia, volume decreased 0.5 million tons compared to the 2007 first quarter.  During the 2008 first quarter, the Company experienced adverse geological conditions at its Federal mine, including two roof falls.  Metallurgical coal represented 29% of tons sold in the 2008 first quarter, compared to 20% in 2007.  In the Illinois Basin, volume declined 0.2 million tons in the 2008 first quarter, primarily as a result of flooding on the Ohio River, and heavy rainfall affecting our surface operations.

Revenues in the 2008 first quarter were $284.3 million, an increase of $8.5 million over the prior year pro forma amount.  Revenues in Appalachia increased $5.1 million over the prior year pro forma amount, as significantly higher average selling prices more than offset decreased sales from the Federal mine.  Revenues in the Illinois Basin declined $1.2 million, primarily as a result of the decreased volume, partially offset by higher average selling prices.  Other revenues increased by $4.6 million to $5.2 million in the 2008 first quarter as a result of purchased coal sales in Appalachia.

EBITDA was $17.1 million for the 2008 first quarter.  This amount includes the impact of adverse geological conditions at the Federal mine, which lowered EBITDA by an estimated $17.0 million.  After giving effect to the pro forma adjustments, EBITDA in the 2007 first quarter was $40.7 million.  EBITDA in the year-ago first quarter included gains on property sales of $35.2 million.  There were no similar transactions in the 2008 first quarter.

Finances
Patriot had net revolver borrowings of $13.1 million as of March 31, 2008.  Capital expenditures totaled $12.0 million in the 2008 first quarter.

Acquisition of Magnum Coal Company
On April 2, 2008, the Company announced that it had signed an agreement to acquire Magnum Coal Company (“Magnum”).  Magnum sold 18.4 million tons of coal in 2007 and operates 12 mines and 7 preparation plants in Central Appalachia.  Under the terms of the agreement, Magnum stockholders will receive approximately 11.9 million shares of newly-issued Patriot Coal common stock.  Additionally, Patriot will assume net debt estimated at $150 million, bringing the total acquisition price to approximately $709 million, based on the April 2, 2008 closing price of Patriot common stock.  The acquisition is subject to certain regulatory approvals and customary closing conditions, and the issuance of common stock is subject to approval by Patriot stockholders.  The proposed transaction is expected to be completed around mid-year.

On a pro forma basis, the combination of Patriot and Magnum would have sold more than 40 million tons in 2007 and generated revenues of just under $2.0 billion.  Proven and probable reserves on a combined basis will exceed 1.9 billion tons.  With the addition of Magnum, Patriot will be positioned as the second largest coal producer in Central Appalachia and the seventh largest in the U.S. overall.

“We believe the Magnum acquisition will further diversify our asset base and provide valuable synergies, especially in the commercial and operational areas,” continued Whiting.  “We look forward to completing this acquisition and realizing the many benefits we see from the combination.”

Joint Venture Agreement to Develop Central Appalachian Coal Reserves
On April 24, the Company announced it had entered into a joint venture agreement to develop certain Patriot reserves in the Central Appalachian Kanawha River region.  Patriot holds a 49% interest and will lease up to 25 million tons of undeveloped coal reserves to the joint venture.  The project is expected to reach an initial production level of at least 1.0 million tons per year.
“This transaction allows Patriot to develop some of our strategically-located coal reserves and furthers our stated strategy to grow the business, particularly in Central

Appalachia,” concluded Whiting.  “We will continue to seek more bolt-on transactions like this one, as a means to grow organically, in tandem with our growth through major acquisitions.”

Market Overview
Global demand for both thermal and metallurgical coal continued to strengthen during the quarter, driving U.S. exports higher, with prices setting record highs.  Unprecedented international demand for coal, and supply constraints due to infrastructure and other issues, are expected to extend this trend and to result in sustainable, longer-term growth and pricing strength in coal markets.  As an example, Australian coal prices for the April 1 fiscal year into Japan were recently reported to settle at approximately $305 and $125 per tonne for hard coking coal and thermal coal, respectively.  These are increases of over 200% for coking coal and 100% for thermal coal, compared to the prior year.  Patriot’s presence in all three eastern U.S. coal basins, as well as its meaningful metallurgical coal volumes, allows it to fully participate in the strengthening met and thermal markets, both in the U.S. and overseas.

Inventories at U.S. electricity generators from the coal supply regions of Northern Appalachia, Central Appalachia and the Illinois Basin have all declined substantially since a year ago and currently stand at levels well within the historical five-year range.

Outlook
“Our first quarter results were significantly impacted by geological issues at Federal, and we continue to experience inflationary pressure on our cost structure.  Nevertheless, with enhanced production and commercial opportunities going forward, we are pleased to reiterate our 2008 guidance,” noted Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder.  “Moreover, in the midst of extremely favorable market conditions, we are already speaking with international and domestic customers about new multi-year business in 2009 and beyond.”

Excluding the effects of the Magnum acquisition, for 2008, the Company anticipates sales volumes in the range of 23.0 to 25.0 million tons, EBITDA between $115 and $145 million, and earnings per share in the range of $0.95 to $1.30 per share.

As of March 31, 2008, excluding the effects of the Magnum acquisition, less than 0.5 million tons each of expected 2008 met and thermal volumes remained unpriced.  Of the Company’s expected 2009 volumes, 5.5 to 6.5 million tons and 3.5 to 4.5 million tons of met and thermal volumes, respectively, remained unpriced as of March 31.  Of expected 2010 volumes, 7.5 to 8.5 million tons and 9.0 to 10.0 million tons of met and thermal volumes, respectively, remained unpriced as of March 31.

Conference Call

Management will hold a conference call to discuss the first quarter results on April 29, 2008 at 10:00 a.m. Central Daylight Time.  The conference call can be accessed by dialing  888-428-4474, or through the Patriot Coal website at www.patriotcoal.com.  International callers can dial 651-291-0618 to access the conference call.  A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, passcode 920517.

About Patriot Coal

Patriot Coal Corporation (the “Company”) is a leading producer and marketer of coal in the eastern United States, with ten Company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin.  The Company ships to electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.3 billion tons of proven and probable coal reserves.  The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Important Information for Stockholders

The Company will file a proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”) in connection with the proposed issuance of Company common stock in the transaction with Magnum.  Investors and stockholders are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed issuance.  Investors and stockholders may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov.  In addition, documents filed with the SEC by the Company are available free of charge by contacting investor relations by phone at 314-275-3680, in writing to Janine A. Orf, Director of Investor Relations, or by email to jorf@patriotcoal.com.  The final proxy statement/prospectus will be mailed to stockholders.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The Company, Magnum and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed issuance.  Information about the Company’s directors and executive officers is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008 and in the proxy statement for the Company’s 2008 annual meeting of stockholders filed by the Company with the SEC on April 7, 2008.  Additional information regarding the potential participants in the proxy solicitation and information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Forward Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations.  We do not undertake to update our forward-looking statements.  Factors that could affect our results include, but are not limited to: failure to obtain Company stockholder approval of the proposed issuance of shares in connection with the Magnum transaction; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; availability and cost of financing; failure to consummate or delay in consummating the transaction for other reasons; changes in laws or regulations; changes in general economic conditions, including coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources.  The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and 8-K reports.

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Condensed Income Statements (Unaudited) For the Quarter Ended March 31, 2008 and 2007

(Dollars and tons in thousands, except per share data)

	Historical Quarter Ended		Pro Forma Quarter Ended
	March	March	March
	2008	2007	2007

Tons sold	5,085	5,749	5,749

Revenues
Sales	$279,101	$269,041	$275,202
Other revenues	5,233	622	622
Total revenues	284,334	269,663	275,824

Costs and expenses
Operating costs and expenses	259,118	277,665	262,381
Depreciation, depletion and amortization	18,610	21,358	21,048
Asset retirement obligation expense	3,416	5,655	5,655
Selling and administrative expenses	8,289	10,909	7,975
Net gain on disposal of assets	(194)	(35,226)	(35,226)
Operating profit (loss)	(4,905)	(10,698)	13,991
Interest income	(3,249)	(2,646)	(2,646)
Interest expense	2,322	2,825	2,142
Income tax provision (benefit)	(912)	-	6,948
Minority interests	-	1,074	1,074
Net income (loss)	$(3,066)	$(11,951)	$6,473

Loss per share, basic & diluted	$(0.12)

EBITDA	$17,121	$16,315	$40,694

Pro forma results include transactions associated with the company's spin-off from Peabody Energy, which was effective October 31, 2007.  These include a $6.2 million increase to revenues for the quarter ended March 31, 2007 from repricing of a major coal supply agreement; a $15.6 million reduction of operating costs for the quarter ended March 31, 2007 associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $2.9 million reduction of selling and administrative costs for the quarter ended March 31, 2007 for Patriot's stand-alone management and administrative structure and functions.  Pro forma financial information was derived from the company's historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Earnings (loss) per share for 2007 is not presented for periods prior to the spin-off as Peabody and its affiliates were the sole owners prior to October 31, 2007.

Supplemental Financial Data (Unaudited) For the Quarter Ended March 31, 2008 and 2007

	Historical Quarter Ended		Pro Forma Quarter Ended
	March	March	March
	2008	2007	2007

Tons Sold (In thousands)
Appalachia Mining Operations	3,180	3,650	3,650
Illinois Basin Mining Operations	1,905	2,099	2,099
Total	5,085	5,749	5,749

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$212,762	$201,453	$207,614
Illinois Basin Mining Operations	66,339	67,588	67,588
Other	5,233	622	622
Total	$284,334	$269,663	$275,824

Revenues per Ton - Mining Operations
Appalachia	$66.91	$55.19	$56.88
Illinois Basin	34.82	32.20	32.20
Total	54.89	46.80	47.87

Operating Costs per Ton - Mining Operations (1)
Appalachia	$55.18	$48.76	$48.93
Illinois Basin	32.02	28.99	28.99
Total	46.50	41.54	41.65

Segment Adjusted EBITDA per Ton - Mining Operations
Appalachia	$11.73	$6.43	$7.95
Illinois Basin	2.80	3.21	3.21
Total	8.39	5.26	6.22

	Dollars in Thousands

Past Mining Obligation Expense	$22,121	$38,372	$22,809

Asset Retirement Obligation Expense	3,416	5,655	5,655

Capital Expenditures (Excludes Acquisitions)	12,030	16,370	16,370

(1) Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, and depreciation, depletion and amortization.

Pro forma results include transactions associated with the company's spin-off from Peabody Energy, which was effective October 31, 2007.  These include a $6.2 million increase to revenues for the quarter ended March 31, 2007 from repricing of a major coal supply agreement; a $15.6 million reduction of operating costs for the quarter ended March 31, 2007 associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $2.9 million reduction of selling and administrative costs for the quarter ended March 31, 2007 for Patriot's stand-alone management and administrative structure and functions.  Pro forma financial information was derived from the company's historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Balance Sheets March 31, 2008 and December 31, 2007

(Dollars in thousands)

	March 2008	December 2007
	(Unaudited)

Cash and cash equivalents	$9,408	$5,983
Receivables	138,806	125,985
Inventories	36,612	31,037
Other current assets	14,033	6,214
Total current assets	198,859	169,219
Net property, plant, equipment and mine development	871,820	876,289
Notes receivable	129,495	126,381
Investments and other assets	27,360	27,948
Total assets	$1,227,534	$1,199,837

Short-term borrowings	$22,500	$-
Accounts payable and accrued liabilities	190,175	184,519
Total current liabilities	212,675	184,519
Long-term debt, less current maturities	10,453	11,438
Other noncurrent liabilities	920,718	921,564
Total liabilities	1,143,846	1,117,521
Common stock, paid-in capital and accumulated deficit	155,249	156,356
Accumulated other comprehensive loss	(71,561)	(74,040)
Total stockholders' equity	83,688	82,316
Total liabilities and stockholders' equity	$1,227,534	$1,199,837

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of Net Income (Loss) to EBITDA (Unaudited) For the Quarter Ended March 31, 2008 and 2007

(Dollars in thousands)
	Historical Quarter Ended		Pro Forma Quarter Ended
	March	March	March
Reconciliation of net income (loss) to EBITDA:	2008	2007	2007

Net income (loss)	$(3,066)	$(11,951)	$6,473
Depreciation, depletion and amortization	18,610	21,358	21,048
Asset retirement obligation expense	3,416	5,655	5,655
Interest income	(3,249)	(2,646)	(2,646)
Interest expense	2,322	2,825	2,142
Income tax provision (benefit)	(912)	-	6,948
Minority interests	-	1,074	1,074
EBITDA	$17,121	$16,315	$40,694

EBITDA is defined as net income (loss) before deducting interest expense and income, income taxes, minority interests, asset retirement obligation expense and depreciation, depletion and amortization.  We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity.  Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.  The table above reflects the company's calculation of EBITDA.

Pro forma results include transactions associated with the company's spin-off from Peabody Energy, which was effective October 31, 2007.  These include a $6.2 million increase to revenues for the quarter ended March 31, 2007 from repricing of a major coal supply agreement; a $15.6 million reduction of operating costs for the quarter ended March 31, 2007 associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $2.9 million reduction of selling and administrative costs for the quarter ended March 31, 2007 for Patriot's stand-alone management and administrative structure and functions.  Pro forma financial information was derived from the company's historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.